As filed with the Securities and Exchange Commission on November 19, 2024

Registration No. 333-265749

Registration No. 333-272015

Registration No. 333-279636

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-265749

Form S-8 Registration Statement No. 333-272015

Form S-8 Registration Statement No. 333-279636

UNDER

THE SECURITIES ACT OF 1933

R1 RCM INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-4340782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

R1 RCM Inc.

433 W. Ascension Way

Suite 200

Murray, Utah 84123

(Address of Principal Executive Offices) (Zip Code)

R1 RCM Inc. 2022 Inducement Plan

R1 RCM Inc. Third Amended and Restated 2010 Stock Incentive Plan

R1 RCM Inc. Fourth Amended and Restated 2010 Stock Incentive Plan

R1 RCM Inc. Fifth Amended and Restated 2010 Stock Incentive Plan

(Full Titles of the Plans)

M. Sean Radcliffe

Executive Vice President and General Counsel

R1 RCM Inc.

433 W. Ascension Way

Suite 200

Murray, Utah 84123

(312) 324-7820

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments, which relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by R1 RCM Inc. (the “Registrant”), are being filed to terminate all offerings under the Registration Statements and to withdraw and remove from registration the shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that had been registered under such Registration Statements, together with any and all plan interests and other securities registered thereunder:

•

Registration Statement on Form S-8 (No. 333-265749) previously filed by the Registrant with the Securities and Exchange Commission on June 21, 2022 to register (a) 25,941,790 shares of Common Stock, which represent shares of Common Stock reserved and available for delivery with respect to awards under the Registrant’s Third Amended and Restated 2010 Stock Incentive Plan and (b) 6,225,000 shares of Common Stock reserved and available for delivery with respect to awards under the Registrant’s 2022 Inducement Plan.

•

Registration Statement on Form S-8 (No. 333-272015) previously filed by the Registrant with the Securities and Exchange Commission on May 17, 2023 to register 4,500,000 shares of Common Stock, which represent additional shares of Common Stock reserved and available for delivery with respect to awards under the Registrant’s Fourth Amended and Restated 2010 Stock Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-279636) previously filed by the Registrant with the Securities and Exchange Commission on May 22, 2024 to register 11,625,000 shares of Common Stock, which represent additional shares of Common Stock reserved and available for delivery with respect to awards under the Registrant’s Fifth Amended and Restated 2010 Stock Incentive Plan.

Effective November 19, 2024, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of July 31, 2024, by and among the Registrant, Raven Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), and Project Raven Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Murray, Utah, on November 19, 2024.

R1 RCM Inc. (Registrant)

By:	/s/ Jennifer Williams
Name: Jennifer Williams Title: Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.